Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements of Pacific Mercantile Bancorp on Forms S-8 (File No. 333-65634, effective July 23, 2001, File No. 333-123853 effective April 5, 2005, File No. 333-177141 effective October 3, 2011, File No. 333-177142 effective October 3, 2011, and File No. 333-190919 effective August 30, 2013) and Forms S-3 (File No. 333-177208 effective October 21, 2011, File No. 333-185316 effective December 20, 2012, and File No. 333-191009 effective September 12, 2013) of our report dated March 13, 2015, with respect to the consolidated financial statements as of December 31, 2014 and 2013 and for the three years ended December 31, 2014 of Pacific Mercantile Bancorp, appearing in this Annual Report on Form 10-K.
/s/ SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP
Newport Beach, California
March 13, 2015